EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of December 14, 2010

among

TRANSFORCE INC.

TRANSFORCE ACQUISITION CORP.

and

DYNAMEX INC.

Page

ARTICLE I	THE MERGER	2

Section 1.1	The Merger	2

Section 1.2	Closing	2

Section 1.3	Effective Time	2

Section 1.4	Effects of the Merger	2

Section 1.5	Certificate of Incorporation and By-laws of the Surviving Corporation	3

Section 1.6	Directors and Officers of the Surviving Corporation	3

ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS; OTHER EQUITY AWARDS	3

Section 2.1	Effect on Capital Stock	3

Section 2.2	Exchange of Certificates	4

Section 2.3	Appraisal Rights	6

Section 2.4	Company Stock Options; Other Equity Awards	7

Section 2.5	Adjustments	7

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8

Section 3.1	Organization, Standing and Corporate Power	8

Section 3.2	Capitalization	10

Section 3.3	Authority; Noncontravention; Voting Requirements	11

Section 3.4	Governmental Approvals	13

Section 3.5	Company SEC Documents; Undisclosed Liabilities	13

Section 3.6	Absence of Certain Changes	15

Section 3.7	Legal Proceedings	16

Section 3.8	Compliance With Laws; Permits	16

Section 3.9	Information Supplied	16

Section 3.10	Tax Matters	17

Section 3.11	Employee Benefits and Labor Matters	18

i

(continued)
Page

Section 3.12	Environmental Matters	20

Section 3.13	Intellectual Property	21

Section 3.14	Contracts	23

Section 3.15	Properties	25

Section 3.16	Insurance	25

Section 3.17	Unlawful Payments	26

Section 3.18	Opinion of Financial Advisor	26

Section 3.19	Brokers and Other Advisors	26

Section 3.20	Takeover Statutes	27

Section 3.21	Independent Contractors	27

Section 3.22	Confidentiality Agreements	27

Section 3.23	Prior Merger Agreement	27

Section 3.24	No Other Representations or Warranties	27

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	28

Section 4.1	Organization; Standing	28

Section 4.2	Authority; Noncontravention	28

Section 4.3	Governmental Approvals	29

Section 4.4	Information Supplied	29

Section 4.5	Ownership and Operations of Merger Sub	29

Section 4.6	Financing	29

Section 4.7	Solvency	29

Section 4.8	[Intentionally Left Blank].	30

Section 4.9	Certain Arrangements	30

Section 4.10	Legal Proceedings	30

Section 4.11	Brokers and Other Advisors	30

Section 4.12	No Other Representations or Warranties	30

ARTICLE V	ADDITIONAL COVENANTS AND AGREEMENTS	31

Section 5.1	Preparation of the Proxy Statement; Stockholders Meeting	31

(continued)
Page

Section 5.2	Conduct of Business	32

Section 5.3	No Solicitation; Change in Recommendation	35

Section 5.4	Commercially Reasonable Efforts	38

Section 5.5	Financing	40

Section 5.6	Public Announcements	40

Section 5.7	Access to Information; Confidentiality	40

Section 5.8	Notification of Certain Matters	41

Section 5.9	Indemnification and Insurance	41

Section 5.10	Securityholder Litigation	43

Section 5.11	Fees and Expenses	43

Section 5.12	Rule 16b-3	44

Section 5.13	Employee Matters	44

ARTICLE VI	CONDITIONS PRECEDENT	45

Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger	45

Section 6.2	Conditions to Obligations of Parent and Merger Sub	45

Section 6.3	Conditions to Obligations of the Company	46

Section 6.4	Frustration of Closing Conditions	46

ARTICLE VII	TERMINATION	47

Section 7.1	Termination	47

Section 7.2	Effect of Termination	48

Section 7.3	Termination Fee	49

ARTICLE VIII	MISCELLANEOUS	49

Section 8.1	No Survival of Representations and Warranties	50

Section 8.2	Amendment or Supplement	50

Section 8.3	Extension of Time, Waiver, Etc	50

Section 8.4	Assignment	50

Section 8.5	Counterparts	50

Section 8.6	Entire Agreement; No Third-Party Beneficiaries	51

Section 8.7	Governing Law; Jurisdiction; Waiver of Jury Trial	51

(continued)
Page

Section 8.8	Specific Enforcement	52

Section 8.9	Notices	52

Section 8.10	Severability	53

Section 8.11	Definitions	54

Section 8.12	Interpretation	59

Section 8.13	Non-Recourse	59

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2010 (this “Agreement”), is among TransForce Inc., a Canadian corporation (“Parent”), TransForce Acquisition Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Dynamex Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Section 8.11.

WHEREAS, concurrently with entering into this Agreement, the Company (i) terminated the Agreement and Plan of Merger, dated as of October 1, 2010, among DashNow Holding Corp., a Delaware corporation (“DashNow Parent” ), DashNow Acquisition Corp., a Delaware corporation (“DashNow Merger Sub” ), and the Company, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of November 30, 2010, among the Company, DashNow Parent and DashNow Merger Sub (the “Prior Merger Agreement”) pursuant to, and in accordance with, Section 7.1(d)(ii) of the Prior Merger Agreement and (ii) paid DashNow Parent the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement);

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement as a result of which the Company will become an indirect wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company has unanimously (i) determined in accordance with Section 5.3 of the Prior Merger Agreement that the Merger and the consummation of the Transactions constitute a “Superior Proposal” (as defined in the Prior Merger Agreement); (ii) determined in accordance with Section 5.3 of the Prior Merger Agreement that that failure to enter into this Agreement would violate the directors’ fiduciary duties to the Company’s stockholders under applicable Law; (iii) determined that it is advisable and in the best interests of the Company and its stockholders to terminate the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), to pay the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement) and to enter into this Agreement; (iv) determined that the termination of the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement), the entry into of this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (v) approved the termination of the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger; and (vi) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central time) on a date to be specified by Parent and reasonably acceptable to the Company (as such date may be changed as provided herein, the “Closing Date”), which date shall be no later than the fourth (4th) business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300 Dallas, Texas 75201, unless another time, date or place is agreed to in writing by Parent and the Company.

SECTION 1.3 Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”).  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4 Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, in the form of Exhibit A and Exhibit B hereto, respectively, shall be the certificate of incorporation and bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be Dynamex Inc.), until thereafter amended as provided herein or by applicable Law (subject to Section 5.9 hereof).

SECTION 1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Company Stock Options; Other Equity Awards

SECTION 2.1 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company’s common stock, par value $.01 per share (“Company Common Stock”), or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $25.00 in cash, without interest (the “Merger Consideration”).  As of the Effective Time, each such share of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

SECTION 2.2 Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company, which shall be reasonably acceptable to the Company, to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c).  Parent shall deposit, or cause to be deposited, such aggregate Merger Consideration with the Paying Agent as soon as practicable following the Effective Time (but in any event within one (1) business day after the date on which the Effective Time shall occur).  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in accordance with instructions from Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing.

(b) Payment Procedures.  Promptly after the Effective Time (but in no event more than five (5) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock entitled to receive Merger Consideration pursuant to Section 2.1(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall immediately be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed (or accompanied by separate stock powers) and shall otherwise be in proper form for transfer (and the signature on the endorsement or stock power, as the case may be, shall be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act) and (y) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in the form required by Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such amount as is sufficient to provide a full indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund.  At any time following the nine (9) month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(g) Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, the “Code”), or under any provision of state, local or foreign tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”).  At the Effective Time, (i) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to him, her, it or them under Section 262 of the DGCL, and (ii) such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b) Notwithstanding the provisions of Section 2.3(a), if any Dissenting Stockholder shall have effectively withdrawn or lost such right (through failure to perfect such appraisal rights or otherwise), such holder’s shares of Company Common Stock (i) shall no longer be deemed Dissenting Shares and (ii) shall be treated as if they had been converted automatically into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon.

(c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, any withdrawals of such demands and any other instrument served on the Company pursuant to Section 262 of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any demands for appraisal under the DGCL.  The Company shall not offer to make, agree to make, or make any payment with respect to any demands for appraisal without the prior written consent of Parent.

SECTION 2.4 Company Stock Options; Other Equity Awards.

(a) Prior to the Effective Time, the Company shall take all actions necessary to provide that, and shall cause, each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall at the Effective Time be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration, if any, for each share of Company Common Stock then subject to the Option.  The Option Consideration shall be paid by the Surviving Corporation on the Closing Date.  Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law.  For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (x) the Merger Consideration per share of Company Common Stock over (y) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

(b) All restrictions and conditions on each share of restricted stock granted under the Company Stock Plans (the “Company Restricted Stock”) that is outstanding immediately prior to the Closing, other than the Company Restricted Stock set forth in Section 2.4(b) of the Company Disclosure Schedule, shall immediately lapse as of, and conditioned upon, the occurrence of the Closing and the Company Restricted Stock shall be converted in accordance with Section 2.1(c).

(c) Each performance unit granted under the Company Stock Plans (each, a “Company Performance Unit”) that is outstanding immediately prior to the Closing, other than the Company Performance Unit set forth in Section 2.4(c) of the Company Disclosure Schedule, shall automatically vest in accordance with the terms of the applicable award agreement and plan document, and be settled (i) in Company Common Stock effective as of, and conditioned upon, the occurrence of the Closing and converted in accordance with Section 2.1(c) or (ii) to the extent permitted thereby, in cash by the Surviving Corporation on the Closing Date.

SECTION 2.5 Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or in (or incorporated by reference in) the Filed Company SEC Documents (other than any disclosure in the Company SEC Filings (x) set forth under “Risk Factors” or under the heading “Competition,” “Regulation,” “Safety,” “Available Information,” “’Safe Harbor’ Statement Under The Private Securities Litigation Reform Act,” “Foreign Exchange Exposure,” or “Interest Rate Exposure” or (y) that is not factual information but merely cautionary language) (it being understood that any matter disclosed in the Company Disclosure Schedule or in (or incorporated by reference in) such Company SEC Documents shall be deemed disclosed with respect to any Section of this Article III to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent on the face of such disclosure):

SECTION 3.1 Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below).  For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, event, occurrence or effect which has had or would reasonably be expected to (i) have a material adverse effect on the results of operations, condition (financial or otherwise), business, assets or liabilities of such party and its Subsidiaries taken as a whole, other than changes, events, occurrences or effects (A) generally affecting (I) the industry of the Company and its Subsidiaries, provided that such changes, events, occurrences or effects do not disproportionately affect such party and its Subsidiaries, or (II) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) arising out of, resulting from or attributable to (I) changes in Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (II) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (III) earthquakes, hurricanes, tornados or other natural disasters, (IV) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (V) any action taken by the Company or its Subsidiaries as contemplated or permitted by this Agreement or with Parent’s consent, or any failure by the Company to take any action as a result of the restrictions in Article V, or (VI) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections (with respect to subclause (VI) of this clause (B), it being understood and agreed that the facts and circumstances giving rise to such change, event, occurrence or effect that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, that such changes, events, occurrences or effects referred to in subclauses (I) - (III) of this clause (B) do not disproportionately affect the Company and its Subsidiaries, or (ii) impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities laws.  Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has prior to the date of this Agreement delivered to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company, as amended to the date of this Agreement (the “Company Charter Documents”), and complete and correct copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement.  All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.  The Company has prior to the date of this Agreement made available to Parent and its Representatives correct and complete copies of all finalized minutes of all meetings, and actions taken by written consent in lieu of a meeting, of stockholders, the board of directors and each committee of the board of directors of the Company held since January 1, 2008.

SECTION 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”).  At the close of business on November 17, 2010, (i) 9,725,426 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,519,200 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 526,564 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans, 68,836 shares of Company Common Stock were subject to Company Restricted Stock and 122,417 shares of Company Common Stock were subject to unvested Company Performance Units) and (iv) no shares of Company Preferred Stock were issued or outstanding.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights or of any federal or state securities law.  Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of November 17, 2010, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof.  Except as set forth in the second or fourth sentence of this Section 3.2(a), as of the date of this Agreement, there are no outstanding shares of the Company’s capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.  Except (A) as set forth above in the second or fourth sentence of this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, “phantom stock,” RSUs, stock appreciation rights, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b) None of the Company’s Subsidiaries has issued or is bound by any outstanding subscriptions, “phantom stock,” RSUs, stock appreciation rights, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.  Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company directly or indirectly owns all of the outstanding capital stock of each of its Subsidiaries, free and clear of any and all Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act.  All outstanding equity interests of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights or of any federal or state securities law or of any federal, state or provincial securities laws, domestic or foreign.

SECTION 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to terminate the Prior Merger Agreement, pay the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement), execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions.  The termination of the Prior Merger Agreement, the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement), the execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its board of directors, and no other corporate action on the part of the Company or its stockholders is necessary to authorize the termination of the Prior Merger Agreement, the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement), and, except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s board of directors, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (i) determined in accordance with Section 5.3 of the Prior Merger Agreement that the Merger and the consummation of the Transactions constitute a “Superior Proposal” (as defined in the Prior Merger Agreement); (ii) determined in accordance with Section 5.3 of the Prior Merger Agreement that failure to enter into this Agreement would violate the directors’ fiduciary duties to the Company’s stockholders under applicable Law; (iii) determined that it is advisable and in the best interests of the Company and its stockholders to terminate the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), to pay the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement) and to enter into this Agreement; (iv) determined that the termination of the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement), the entry into of this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (v) approved the termination of the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger; and (vi) resolved to recommend adoption of this Agreement by the stockholders of the Company.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (with or without the giving of notice, the lapse of time, or both) (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) conflict with or violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or to which any of their assets are subject, except for such conflicts or violations as individually and in the aggregate are inconsequential or (y) violate or constitute a default under or result in or permit the modification, revocation, cancellation, termination or acceleration of rights under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound, except, in the case of clause (ii)(y), for such violations or defaults as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (with or without the giving of notice, the lapse of time, or both) violate or constitute a default under any of the terms, conditions or provisions of the Prior Merger Agreement.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4 Governmental Approvals.  Except for (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the Nasdaq Stock Market LLC, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and (d) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating investment, including, without limitation, the Competition Act and the Canada Transportation Act (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has timely filed all required reports, schedules, forms, certifications, prospectuses and registration, proxy and other statements with the SEC since July 31, 2007 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not, in the aggregate, material).

(c) The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the board of directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.  The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended July 31, 2010, and such assessment concluded that such controls were effective.

(d) Since July 31, 2007, neither the Company nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries with respect to the Company’s consolidated financial statements included in the Company SEC Documents or the internal accounting controls of the Company and its Subsidiaries, including any written or oral complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its Subsidiaries or any of their respective Representatives to the Company’s board of directors or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law.  Since July 31, 2007, the Company and its Subsidiaries have not, and, to the Knowledge of the Company, no contractor, subcontractor or agent of the Company or any of its Subsidiaries, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(f) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable), except (i) liabilities reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of July 31, 2010 (the “Balance Sheet Date” ) (including the notes thereto) included in the Filed Company SEC Documents, (ii) current liabilities incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) liabilities contemplated by this Agreement or otherwise in connection with the Transactions or (iv) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable) under or with respect to the Prior Merger Agreement other than the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement).

SECTION 3.6 Absence of Certain Changes.  Since the Balance Sheet Date and except as set forth in Section 3.6 of the Company Disclosure Schedule:

(a) the Company has carried on and operated its businesses in the ordinary course of business consistent with past practice;

(b) there have not been any events, changes or occurrences that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect; or

(c) there has not been any action taken by the Company or any of its Subsidiaries that would have required the consent of Parent under Section 5.2 if such action was taken after the date of this Agreement.

SECTION 3.7 Legal Proceedings.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, investigation, legal or administrative proceeding, claim, suit, arbitration or action (“Action”) against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or to prevent or delay in any material respect the consummation of the Transactions.

SECTION 3.8 Compliance With Laws; Permits.  The Company and its Subsidiaries are in compliance with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same, individually or in the aggregate, has not been and would not be material to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with the terms of all Permits in all material respects.  Since July 31, 2007, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries or (b) was considering the amendment, termination, revocation or cancellation of any Permit.

SECTION 3.9 Information Supplied.  The Proxy Statement will not, when filed with the SEC, on the date it is mailed to stockholders of the Company and at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will on the date of filing comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.10 Tax Matters.

(a) With such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) each of the Company, its Subsidiaries and any consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member (A) have timely filed Tax Returns required to be filed by them, and (B) all Taxes required to be paid by them have been timely paid by them (after giving effect to any valid extensions of time in which to make such filings), (ii) such Tax Returns are true, correct and complete in all material respects and (iii) all material Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper Governmental Authority, and the Company and each of its Subsidiaries have complied with all material information reporting requirements.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, none of the Tax Returns filed by the Company or any of its Subsidiaries in the past five (5) years, or Taxes payable by the Company or any of its Subsidiaries in the past five (5) years, have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending, nor has the Company or any of its Subsidiaries received any written notice of any threatened audit, action, suit, proceeding, claim, examination, deficiency or assessment.  Neither the Company nor any of its Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) There are no Liens for Taxes upon any of the Company’s or any of its Subsidiaries’ assets, other than Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP.

(d) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling or closing agreement of the Internal Revenue Service (the “IRS”) or comparable rulings of any Governmental Authority.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(f) Neither the Company nor any of its Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any

Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax law), as a transferee or successor, by Contract or otherwise.  Neither the Company nor any or its Subsidiaries is a party to or is bound by any Tax sharing, indemnification or allocation agreement or arrangement (other than such agreement or arrangement exclusively between or among the Company and its Subsidiaries).

(g) To the Knowledge of the Company, no claim has been made within the past three (3) years (or before, if such claim has not been resolved) by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that either the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(h) Neither of the Company nor any of its Subsidiaries has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method.

(i) Dynamex Canada Limited and Dynamex Canada Franchise Holdings Inc.  (A) are foreign corporations within the meaning of section 7701 of the Code, (B) are not engaged in a United States trade or business within the meaning of section 864 of the Code, (C) have no material investment in United States property within the meaning of section 956 of the Code, and (D) have not participated in, or cooperated with, an international boycott within the meaning of section 999 of the Code.

(j) With such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined under Treasury Regulation section 1.6011-4 or is required to maintain a list pursuant to Treasury Regulations sections 301.6112-1.

SECTION 3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule lists (i) each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) any other material Company Plan, but excluding any individual award or participation agreements under any Company Plan (collectively, “Individual Agreements”).  Section 3.11(a) of the Company Disclosure Schedule separately designates such Company Plans as primarily covering employees in the United States (“U.S. Company Plans”) or outside of the United States (“Non-U.S. Company Plans”).  None of the Company Plans is subject to Title IV of ERISA, and neither the Company nor any of its Subsidiaries has any potential liability under Title IV of ERISA.  Neither the Company nor any of its Subsidiaries is required to contribute to a “multiemployer plan” (as defined in Section 3(37) of ERISA or under any pension legislation in any of the provinces of Canada).  The Company has prior to the date of this Agreement made available to Parent correct and complete copies of each material Company Plan and each Company Plan that relates primarily to management of the

Company and its Subsidiaries (or, in the case of any such Company Plan that is unwritten, written descriptions thereof), in each case, other than Individual Agreements that contain terms and conditions identical to those of other Individual Agreements that have been made available to Parent prior to the date of this Agreement and with respect to each such plan, if applicable: (i) the most recent annual reports on Form 5500 (including all required schedules), (ii) the most recent summary plan description, (iii) the most recent determination letter from the Internal Revenue Service or other governmental authority, (iv) the most recent trust agreement, and (v) the most recent insurance contract.  Each Company Plan has been administered in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws, except for any instances of noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  All Company Plans that are intended to be tax qualified under Section 401(a) of the Code or tax or pension legislation in Canada (each, a “Company Pension Plan” ) is so qualified and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan, except for non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date of this Agreement in accordance with the terms of the Company Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Documents.  The Company has prior to the date of this Agreement made available to Parent correct and complete copies of any currently effective policies, surety bonds or letters of credit relating to workers compensation (including any similar obligations under Canadian laws).

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase the amount of benefits otherwise payable under any Company Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance or otherwise) becoming due to, or with respect to, any current or former employee, Independent Contractor or director of the Company or its Subsidiaries.  Subject to the assumptions and methods set forth in the worksheets provided to Parent prior to the date of this Agreement, no payment or series of payments that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, as of the date of this Agreement, (i) no employees or Independent Contractors of the Company or its Subsidiaries are covered by a collective bargaining agreement,

(ii) no employees or Independent Contractors of the Company or its Subsidiaries are, or within the last three years have been, represented by a union or other bargaining agent, and (iii) to the Knowledge of the Company, no employee or union organizing efforts are pending with respect to employees or Independent Contractors of the Company or its Subsidiaries.  The Company has prior to the date of this Agreement made available to the Parent a complete and correct copy of any collective bargaining agreement applicable to employees or of the Company or its Subsidiaries.  Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, within the three years preceding the date of this Agreement, there has been no strike, work slowdown or other material labor dispute with respect to employees or Independent Contractors of the Company or its Subsidiaries, nor to the Knowledge of the Company is any strike, work slowdown or other material labor dispute pending.

(d) The Company and its Subsidiaries are in compliance in all material respects with all Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees (including the proper classification of independent contractors, dependent contractors and consultants), immigration, visa, work status, human rights, pay equity, employment equity and workers’ compensation, and are not engaged in any unfair labor practices in connection with the conduct of the business, except for non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) None of the Company or its Subsidiaries is obligated to provide a “gross-up” payment or benefit to any employee or former employee is respect of taxes, interest or penalties incurred under Section 409A of the Code.

SECTION 3.12 Environmental Matters.

(a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, (ii) there is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property leased by the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws.

(b) The Company has prior to the date of this Agreement provided or made available to Parent:  (i) all nonidentical copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company prepared within the last two (2) years with respect to compliance with Environmental Laws or the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in or under any of the Company’s or its Subsidiaries’ properties; and (ii) a copy of any environmental investigation or assessment conducted by the Company or any of its Subsidiaries within the past three (3) years, with respect to the Company’s or any of its Subsidiaries’ properties.

SECTION 3.13 Intellectual Property.

(a) For purposes of this Agreement:

(i) “Company Intellectual Property”  shall mean all Company Owned Intellectual Property Rights and all other Intellectual Property Rights used in the conduct of the business of the Company or any of its Subsidiaries.

(ii) “Company Owned Intellectual Property”  shall mean all Intellectual Property Rights in which the Company or any of its Subsidiaries has an ownership interest, which, includes, for the avoidance of doubt, the Company Registered Intellectual Property.

(iii) “Company Owned Software” shall mean any Software in which the Company or any of its Subsidiaries has an ownership interest.

(iv) “Company Registered Intellectual Property” shall mean all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet domain names owned, filed, registered or applied for by the Company or any of its Subsidiaries.

(v) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction or under any international convention: (A) patents, patent applications and any reissues, reexaminations, divisionals, provisionals, continuations, continuations-in-part, substitutions and extensions of any of the foregoing (collectively, “Patents”); (B) trademarks, service marks, trade names, brand names, trade dress, logos, corporate names and other source or business identifiers, together with all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights and works of authorship, including all moral rights and droit moral (collectively, “Copyrights”); (D) Internet domain names; (E) trade secrets and confidential business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including processing, servicing, manufacturing and production processes and techniques and research and development information), in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (“Trade Secrets”); (F) computer programs, whether in source or object code, and databases and computer files containing data (“Software” ); (G) utility models and industrial designs; and (H) applications, registrations, renewals, reversions and extensions of any of the foregoing in clauses (A) through (G).

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Registered Intellectual Property, including (i) the name, description or title (as applicable), (ii) nature of right (e.g., Patent, Copyright, Mark or Internet domain name), (iii) the registration or application date and number (as applicable) and (iv) the jurisdiction in which such item of Company Registered Intellectual Property has been issued or registered or is pending.

(c) Section 3.13(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the application names of computer programs included in (i) all Company Owned Software and (ii) Software that the Company or one of its Subsidiaries is granted a license to use from third parties (excluding commercially available Software that is licensed to the Company or the relevant Subsidiary for a total license fee or royalty of less than $10,000), in each instance in the foregoing (i) and (ii), that is material to the conduct of the business of the Company or any of its Subsidiaries.

(d) With such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, and except as set forth on Section 3.13(d) of the Company Disclosure Schedule:  (i) the Company or one of its Subsidiaries is the sole and exclusive owner of, or has a valid right or license to use, all Company Intellectual Property as such Company Intellectual Property is used by the Company or any of its Subsidiaries in its respective business as currently conducted; (ii) all Company Owned Intellectual Property is free and clear of all Liens; (iii) to the Knowledge of the Company, all issuances and registrations for any Company Registered Intellectual Property are valid and enforceable; and (iv) to the Knowledge of the Company, all necessary registration, maintenance, renewal and other filing fees, documents and certificates have been paid or filed with the relevant Governmental Authority for the purpose of obtaining, maintaining or renewing any registrations and applications for registration included in the Company Registered Intellectual Property.

(e) With such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, to the Knowledge of the Company, none of the Company Owned Intellectual Property infringes or otherwise violates any Intellectual Property Rights of any other Person.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (i) is a party to or the subject of any pending or threatened suit, action, investigation or proceeding which involves a claim against the Company or any of its Subsidiaries of infringement, unauthorized use, misappropriation or violation of any Intellectual Property Rights of any other Person or challenging the ownership, use, validity or enforceability of any material Company Intellectual Property or (ii) has received written notice of any such threatened claim.

(f) To the Knowledge of the Company, (i) no Person is infringing, violating or misappropriating any material Company Owned Intellectual Property and (ii) neither the Company nor any of its Subsidiaries has made any written claim of infringement, violation or misappropriation of any material Company Owned Intellectual Property.

(g) Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect and preserve the confidentiality of all material Trade Secrets and other material non-public, confidential and proprietary information owned by the Company or any of its Subsidiaries (and any material confidential information owned by any other Person for which the Company or any of its Subsidiaries has written confidentiality obligations to such other Person with respect thereto).

(h) No open source or public library Software, including any version of any Software licensed pursuant to any GNU public license or otherwise, was used in the development or modification of any Company Owned Software where, as a result of such use or modification of such open source or public library Software, the Company or its Subsidiaries is obligated under the applicable license agreement for the use of such open source or public library Software to (i) make the source code for such Company Owned Software available to any third party or (ii) refrain from imposing restrictions as to duplication, modification, distribution, use or reverse engineering of the Company Owned Software by its licensees or other third parties.

SECTION 3.14 Contracts.

(a) Set forth in Section 3.14(a) of the Company Disclosure Schedule is a list, as of the date of this Agreement, of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement, and (ii) each of the following to which the Company or any of its Subsidiaries is a party or otherwise bound:  (A) any Contract that contains a non-competition provision or that otherwise purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Affiliates) to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its Subsidiaries may sell products or deliver services, (B) any Contract that grants any third party “most favored nation” status or the exclusive right to deal with the Company or any of its Subsidiaries that involves total consideration in excess of $2,500,000 annually, (C) any partnership or joint venture agreement, (D) any Contract not in the ordinary course of business consistent with past practice for the acquisition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since July 31, 2007, (E) any Contract with any (x) Governmental Authority that involves total consideration in excess of $1,000,000 annually or (y) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company, (F) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness of the Company or any of its Subsidiaries, in each case of greater than $100,000 individually or $500,000 in the aggregate for all such Contracts, (G) any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (H) any voting agreement or registration rights agreement, (I) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any property or assets of the Company or any of its Subsidiaries that involves total consideration in excess of $25,000, (J) any (1) customer or client Contract that involves total consideration in excess of $2,500,000 annually (other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice) and (2) supply Contract that involves total consideration in excess of $500,000 annually (other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice), (K) any collective bargaining agreement, (L) any “standstill” or similar agreement, (M) any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (N) any to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) any indemnification Contract, (2) any sales representative or distribution Contract or (3) any Contract granting a right of first refusal or first negotiation, (O) any Contract pursuant to which the Company or any of its Subsidiaries is granted a license to use any Company Intellectual Property from third parties (excluding Contracts pertaining to commercially available Software that is licensed to the Company or the relevant Subsidiary for a total license fee or royalty of less than $100,000), (P) any Contract pursuant to which the Company leases, licenses or otherwise obtains the right to use any real property and such Contract involves annual base rental payments in excess of $250,000 and (Q) any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.14(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2, each a “Company Material Contract” ).  The Company has prior to the date of this Agreement made available to Parent correct and complete copies of each Company Material Contract in existence as of the date of this Agreement, together with any and all amendments and supplements thereto.

(b) Except as set forth in Section 3.14(b)(1) of the Company Disclosure Schedule and with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect:  (i) each Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts” ) is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries is in default under any Company Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto; (iii) to the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder; and (iv) neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Company Contract, received any notice of breach or default under any Company Contract which breach or default has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Company Contract.  Except as set forth in Section 3.14(b)(2)  of the Company Disclosure Schedule, (i) no approval, consent or waiver of any Person is needed in order that any Company Material Contract continue in full force and effect following the consummation of the Transactions and (ii) no approval, consent or waiver of any Person is needed in order that any Contract, other than any Company Material Contract, continue in full force and effect following the consummation of the Transactions except, in the case of this clause (ii), for such approvals, consents or waivers the failure to obtain, individually or in the aggregate, have not and are not reasonable likely to have a Company Material Adverse Effect.

SECTION 3.15 Properties.

(a) Each of the Company and its Subsidiaries (i) has good and valid title (or such lesser interest that is the maximum permitted by applicable Law) to all of their respective properties and other assets (other than properties and assets that are, individually and in the aggregate, inconsequential) free and clear of all Liens except (A) statutory liens securing payments not yet due, (B) security interests, mortgages and pledges that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (C) such other imperfections or irregularities of title or other Liens that would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise impair in any material respect business operations as presently conducted, and (ii) is the lessee or sublessee of all of their respective leasehold estates and leasehold interests.  Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

(b) Since July 31, 2005, neither the Company nor any of its Subsidiaries owns or has owned any real property.

(c) Section 3.15(c) of the Company Disclosure Schedule sets forth any Contract pursuant to which the Company leases, licenses or otherwise obtains the right to use any real property (the “Real Property Leases”).

(d) The Company and its Subsidiaries enjoy in all material respects peaceful and undisturbed possession of the real property used by it under the Real Property Leases.  Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries subleases any such real property to any third parties.

SECTION 3.16 Insurance.  The Company and its Subsidiaries maintain, and have maintained without interruption, policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations and customary in the industry in which they operate.  Except as set forth in Section 3.16 of the Company Disclosure Schedule, such policies will not terminate as a result of the consummation of the Transactions.  The aggregate annual premiums that the Company is paying with respect to the Company’s directors and officers insurance policy for the current policy period that includes the date of this Agreement is set forth in Section 3.16 of the Company Disclosure Schedule.

SECTION 3.17 Unlawful Payments.  Since July 31, 2007, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has, directly or indirectly:  (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries.

SECTION 3.18 Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of Stephens Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares (the “Fairness Opinion”).  A correct and complete copy of the Fairness Opinion has been delivered to Parent prior to or concurrently with the execution and delivery of this Agreement.  The Company has been authorized by Stephens Inc. to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement, subject to prior review and consent by Stephens Inc. (such consent not to be unreasonably withheld or delayed).

SECTION 3.19 Brokers and Other Advisors.  Except for Stephens Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has prior to the date of this Agreement provided Parent with a correct and complete copy of any engagement letter or other Contract between the Company and Stephens Inc. in connection with the Transactions.  Other than such engagement letter or other Contract with Stephens Inc., each engagement letter or other Contract between the Company or one of its Subsidiaries, on the one hand, and each of its legal, accounting or other advisors, on the other hand, in connection with the Transactions entitles the legal, accounting or other advisor party thereto to receive compensation only at its usual hourly rates, without any premium, bonus, or similar payment, in connection with the transactions contemplated by this Agreement.

SECTION 3.20 Takeover Statutes.  The board of directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Merger or the other transactions expressly contemplated by this Agreement, including by approving this Agreement, the Merger and the other transactions contemplated by this Agreement.  To the Knowledge of the Company, no other so-called “fair price,” “moratorium,” “control share acquisition” or other state anti-takeover Laws apply or purport to apply to this Agreement, the Merger or any of the other transactions expressly contemplated by this Agreement.

SECTION 3.21 Independent Contractors.  The Company Contracts with Independent Contractors and IC Entities comply and have complied in all material respects with the Federal Leasing Regulations under 49 CFR Part 376 and similar Laws of Canada or other Governmental Authorities, in each case to the extent applicable.  Except for non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, such Company Contracts constitute bona fide agreements whereby such Independent Contractors are independent contractors to the Company or any of its Subsidiaries.  Except as disclosed in Section 3.21 of the Company Disclosure Schedule, there are not any disputes, Actions, or charges pending or, to the Knowledge of the Company, threatened at law or in equity before any Governmental Authority that challenge the Company’s compliance under any Law governing the classification of independent contractors, or the work status of the independent contractors.

SECTION 3.22 Confidentiality Agreements.  Neither the Company nor any of its Subsidiaries is party to any confidentiality agreement that prohibits the Company from providing information to Parent in accordance with Section 5.3.

SECTION 3.23 Prior Merger Agreement.  The Company has provided Parent with a true and complete copy of the Prior Merger Agreement, including all schedules and exhibits thereto.  The Company has validly terminated the Prior Merger Agreement pursuant to Section 7.1(d)(ii) thereof prior to entering into this Agreement, and prior to such termination was not in breach of, had not previously breached and has not received any notice of any allegation of breach of the Prior Merger Agreement.

SECTION 3.24 No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1 Organization; Standing.  Parent is a corporation incorporated, validly existing and in good standing under the Laws of Canada, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (with or without the giving of notice, the lapse of time, or both) (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) conflict with or violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or to which any of their assets are subject, or (y) violate or constitute a default under or result in or permit the modification, revocation, cancellation, termination or acceleration of rights under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any of their assets are bound, except, in the case of clause (ii)(y), for such violations or defaults as, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 4.3 Governmental Approvals.  Except for (a) any filings required under, and in compliance with other applicable requirements of, the Exchange Act, applicable Canadian securities laws and the rules of the Nasdaq Stock Market LLC, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) any filings required under, and in compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, licenses, permits or authorizations, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 4.4 Information Supplied.  The information supplied by Parent expressly for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.5 Ownership and Operations of Merger Sub.  Parent indirectly owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business.

SECTION 4.6 Financing.  Parent has sufficient cash, cash equivalents and committed availability under its existing credit facilities that, taken together, are sufficient to enable it to consummate the Transactions upon the terms and conditions contemplated by this Agreement.

SECTION 4.7 Solvency.  Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors.  To the knowledge of Parent, based on information available to Parent as of the date of this Agreement, immediately after giving effect to all of the Transactions and the payment of the aggregate Merger Consideration assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, (b) the accuracy of the representations and warranties of the Company set forth in Section 3.5(b) and Section 3.5(f) (without, in the case of such Section 3.5(f), giving effect to any qualifications as to “Company Material Adverse Effect”), (c) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, (d) the financial and other information relating to the Company and its Subsidiaries provided to Parent and Merger Sub pursuant to Section 5.5(b) fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby and (e) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, the Surviving Corporation (i) as of such date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) shall not have, as of such date, unreasonably small capital to carry on its business.

SECTION 4.8 [Intentionally Left Blank].

SECTION 4.9 Certain Arrangements.  There are no Contracts between Parent, Merger Sub or any of their respective Affiliates as of the date of this Agreement, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date of this Agreement that relate in any way to the Company or the Transactions.

SECTION 4.10 Legal Proceedings.  There is no pending or, to the knowledge of Parent, threatened, Action against Parent or Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the knowledge of Parent, threatened to be imposed) upon Parent or Merger Sub, in each case, by or before any Governmental Authority, that would reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Transactions.

SECTION 4.11 Brokers and Other Advisors.  No broker, investment banker,  financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons whose fees and expenses will be paid by Parent or its Affiliates as of the date of this Agreement.

SECTION 4.12 No Other Representations or Warranties.  Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other Person makes any representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As soon as practicable following the date of this Agreement (but in any event within ten (10) business days after the date of this Agreement), (i) the Company shall prepare the Proxy Statement, (ii) Parent shall promptly provide to the Company any information required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and (iii) the Company shall file the Proxy Statement with the SEC.  The Company shall thereafter (A) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (B) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Proxy Statement is cleared by the SEC.  The Company shall promptly (but in any event within twenty-four (24) hours) notify Parent upon the receipt of any such comments or requests or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand.  In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (x) provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and (y) reasonably consider all comments proposed by Parent for inclusion in such drafts, correspondence and filings.  If at any time prior to the Effective Time any fact or information relating to the Company shall be discovered by the Company which should be set forth in an amendment of or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(b) The Company shall, as soon as practicable following the date that the Proxy Statement is cleared by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders

Meeting”) for the purpose of obtaining the Company Stockholder Approval.  The Company shall, through its board of directors, recommend to its stockholders adoption of this Agreement.  The Proxy Statement shall, in addition to such recommendation, include disclosure of the unanimous: (x) determination by the Company’s board of directors that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement, (y) approval by the Company’s board of directors of the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (z)  resolution by the Company’s board of directors to recommend adoption of this Agreement by the stockholders of the Company.  Notwithstanding the foregoing, (i) the Company shall have no obligation to do any of the foregoing if there shall have been a Company Adverse Recommendation Change and (ii) the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided that no adjournment may be to a date on or after five (5) business days prior to the Walk-Away Date.

SECTION 5.2 Conduct of Business.  Except as contemplated or permitted by this Agreement or as required by applicable Law or as contemplated by Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not, in the case of clauses (d), (g) or (m), be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice, (y) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts, and (z) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.  Without limiting the generality of the foregoing, except as contemplated by Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, provided that the Company may issue shares of Company Common Stock upon the exercise of options that are outstanding on the date of this Agreement; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except

(x) pursuant to commitments in effect as of the date of this Agreement and disclosed in Section 3.2(a) of the Company Disclosure Schedule or (y) in connection with withholding to satisfy tax obligations with respect to options, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of options; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly-owned Subsidiary of the Company to its parent); or (iv) split, combine, subdivide or reclassify any shares of its capital stock;

(b) incur or assume any Indebtedness, other than amounts drawn against the Revolver;

(c) sell, transfer, lease, mortgage, encumber or otherwise dispose of any of their respective properties or assets that are individually or in the aggregate material to the Company and its Subsidiaries taken as a whole, except (i) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in force on the date of this Agreement and disclosed in Section 3.14(a) of the Company Disclosure Schedule, (iii) dispositions of obsolete or worthless assets or (iv) transfers among the Company and its Subsidiaries;

(d) make capital expenditures except as budgeted in the Company’s current capital expenditure plan that was made available to Parent prior to the date of this Agreement;

(e) make any acquisition (including by merger) of the capital stock or the assets of any other Person for consideration in excess of $2,000,000 for all such acquisitions;

(f) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice and extension of credit to customers) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(g) (i) terminate or amend (x) any Company Material Contract or (y) any other Contract that is material to the Company and its Subsidiaries taken as a whole or (ii) enter into any Contract that would be a Company Material Contract if the Company or any of its Subsidiaries had entered into it on or prior to the date of this Agreement or that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, other than in the ordinary course of business consistent with past practice;

(h) increase the compensation of any of its current or former directors, officers or employees or enter into, establish, amend or terminate any employment,

consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any current or former stockholder, director, officer, other employee or Affiliate, other than (A) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement and (B) increases in salaries, wages and benefits of employees made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice but in no event, for individuals whose annual rate of compensation exceeds $100,000, by more than five percent (5%) of the base rate of compensation of any such employee; provided, however, that (1) the salary or wages of officers shall not be increased and (2) the individual benefits of officers shall not be increased except pursuant to changes applicable generally under a Company Benefit Plan;

(i) except as required by applicable Law, make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes or obtain any Tax ruling;

(j) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(k) amend the Company Charter Documents or the Subsidiary Documents;

(l) adopt a plan or agreement of complete or partial liquidation dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(m) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms (or less than as required under their terms) of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or for such payments, discharges, settlements and satisfactions that do not require the payment by the Company or any of its Subsidiaries of $100,000 for any such payment, discharge, settlement or satisfaction or $500,000 for all such payments, discharges, settlements and satisfactions;

(n) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business consistent with past practice that do not relate to the Transactions;

(o) settle or compromise any Action or investigation (this covenant being in addition to the Company’s agreement set forth in Section 5.10 hereof), except for any such settlement or compromise that does not requirement the payment by the Company and its Subsidiaries of an amount in excess of $100,000 or $500,000 for all such settlements and compromises;

(p) amend the terms of any Contract with an Independent Contractor to increase the amounts payable thereunder, other than in the ordinary course of business consistent with past practice; or

(q) agree, in writing or otherwise, to take any of the foregoing actions.

SECTION 5.3 No Solicitation; Change in Recommendation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

(b) On the date of this Agreement, the Company shall and shall cause each of its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (collectively, the “Representatives”) to (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and with any Persons who have made or indicated an intention to make a Takeover Proposal, and (ii) request each such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.  Except as permitted by this Section 5.3, the Company shall not, and shall cause each of its Subsidiaries and Representatives not to, from the date as of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal, (C) approve, endorse or recommend any Takeover Proposal, (D) enter into any letter of intent, agreement or agreement in principle or other Contract with respect to a Takeover Proposal, or (E) propose to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained herein, if at any time on or after the date of this Agreement and prior to obtaining the Company

Stockholder Approval, the Company or any of its Representatives receives a bona fide written unsolicited Takeover Proposal from any Person, which Takeover Proposal was made or renewed on or after the date of this Agreement and that did not result from any breach of this Section 5.3, if the board of directors of the Company determines in good faith, after consultation with nationally-recognized independent financial advisors and nationally-recognized outside legal counsel, that (i) failure to take such action would violate the directors’ fiduciary duties to the Company’s stockholders under applicable Law and (ii) such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any material non-public information provided orally and any non-public information provided in writing, in each case, concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal; provided, further that the Company shall promptly provide to Parent (and in any event within twenty-four (24) hours) the identity of the Person making the Takeover Proposal.  From and after the date of this Agreement, the Company shall not grant any waiver, amendment or release under any standstill agreement without the prior written consent of Parent.

(d) Following the date of this Agreement, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal on a current basis (and in any event within twenty-four (24) hours) and shall, from and after the date of this Agreement, promptly (and in any event within twenty-four (24) hours) provide to Parent (i) a written summary of the terms of any such Takeover Proposal not made in writing (other than terms that are, individually and in the aggregate, inconsequential) and (ii) copies of any written materials provided by any Person(s) making a Takeover Proposal (including a copy of any Takeover Proposal made in writing).  The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(e) Except as expressly permitted by this Section 5.3(e), the board of directors of the Company shall not (i)(A) fail to make the Company Board Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the board of directors of the Company pursuant to Rule 14d-9(f) of the

Exchange Act, or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) subject to the compliance by the Company with Section 7.1(d)(ii), authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle or other Contract with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”) or (iii) take any action pursuant to Section 7.1(d)(ii).   Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the board of directors of the Company may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Takeover Proposal, if and only if, prior to taking such action, the board of directors of the Company has determined in good faith, after consultation with nationally-recognized independent financial advisors and nationally-recognized outside legal counsel, (i) that failure to take such action would violate the directors’ fiduciary duties to the Company’s stockholders under applicable Law and (ii) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that (w) the Company has given Parent at least four (4) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Proposal), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement, such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the board of directors of the Company shall have considered in good faith any changes to this Agreement, proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (z) in the event of any change to the terms of such Superior Proposal (other than changes that are, individually and in the aggregate, inconsequential), the Company shall, in each case, have delivered to Parent an additional notice and the four (4) business day notice period shall have recommenced unless the event requiring notice pursuant to clause (z) of this Section 5.3(e) occurred less than four (4) business days prior to the Company Stockholders Meeting, in which case the Company shall deliver notice to Parent of such event as promptly as practicable; and provided, further, that the Company has complied in all material respects with its obligations under this Section 5.3 and provided, further, that notwithstanding anything in this Agreement to the contrary, any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 7.1 and the Company pays Parent the Termination Fee in accordance with Section 7.3 prior to or concurrently with such termination.

(f) Except to the extent provided in Section 5.3(e), nothing in this Section 5.3 shall prohibit the board of directors of the Company from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law.

(g) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries but including, for the avoidance of doubt, DashNow Parent, Greenbriar Equity Group LLC and their respective Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than 20% of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of the outstanding Company Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is more than 20%; in each case, other than the Transactions.

“Superior Proposal” means any bona fide written Takeover Proposal (i) that includes consideration per share of Company Common Stock that is greater than the per share Merger Consideration and that the board of directors of the Company has determined in its good faith judgment (after consultation with nationally-recognized independent financial advisors and nationally-recognized outside legal counsel) is reasonably likely to be consummated in accordance with its terms without unreasonable delay, taking into account all legal, regulatory and financial aspects of the proposal (including certainty of financing) and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and (ii) accompanied by executed customary financing commitments from recognized financing sources not subject to any due diligence conditions and that, together with available cash on hand, are sufficient to fund the cash portion of such Takeover Proposal; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

SECTION 5.4 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, expirations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all applicable Foreign Antitrust Laws with respect to the Transactions as promptly as practicable and in any event within five (5) business days of the date of this Agreement and use their respective commercially reasonable efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such applicable Foreign Antitrust Laws necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and the applicable Foreign Antitrust Laws (including any extensions thereof) as soon as practicable and (ii) the Company and Parent shall each use its commercially reasonable efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, use their commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.  Each party shall request early termination of the HSR Act waiting period.  Notwithstanding anything to the contrary provided in this Section 5.4, Parent and its Affiliates hereby agree to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business or assets of the Company or its Subsidiaries to eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices.

(c) Each of the parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Action initiated by a private party, and to contest and resist any Action by or before a Governmental Authority (including any Action contemplated in Section 5.10) and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Canadian Competition Bureau or any other Governmental Authority and of any material communication received or given in connection with any Action by a private party, in each case regarding any of the Transactions.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.  Parent shall pay all fees associated with the filings made by Parent, Merger Sub and the Company in accordance with this Section 5.4.

SECTION 5.5 Financing.  The Company shall use commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the termination of the Revolver at the Effective Time, including customary payoff letters, lien releases and instruments of termination or discharge.

SECTION 5.6 Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the Nasdaq Stock Market LLC or the Toronto Stock Exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.7 Access to Information; Confidentiality.  The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) such other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request

(provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company).  Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be obligated to provide any such access or information to the extent that it would (x) require disclosure by the Company or such Subsidiary of information subject to attorney-client privilege, (y) conflict with confidentiality obligations to which the Company or such Subsidiary is bound, or (z) violate any applicable Laws (including Antitrust Laws); provided that the foregoing shall not limit the obligation of the Company under Section 5.3(c) to promptly (and in any event within twenty-four (24) hours) provide to Parent any material non-public information provided orally and any non-public information providing in writing, in each case concerning the Company or its Subsidiaries that is provided to any Person under Section 5.3 which was not previously provided to Parent or its Representatives.  Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of October 7, 2010, between the Company and Parent (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and its representatives shall hold information received from the Company pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreement.

SECTION 5.8 Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (c) the discovery of any fact or circumstance that, the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or Company Material Adverse Effect or “material adverse effect” or a similar qualifier, as the case may be, to be untrue and (ii) that is no so qualified to be untrue in any material respect and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (x) cure any in accuracy or breach of any representation, warranty, covenant or agreement contained herein or (y) limit the remedies available to the party receiving such notice.

SECTION 5.9 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) until the sixth (6th) anniversary of the date on which the Effective Time shall occur or, if longer, until all claims for indemnification in respect of any claims made prior to the end of such six (6) year period shall have been finally resolved, indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees” ) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and reasonable expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect and (y) the indemnification agreements listed on Section 5.9 of the Company Disclosure Schedule, which shall survive the Transactions and continue in full force and effect in accordance with their respective terms for a period of at least six (6) years.  Without limiting the foregoing, Parent shall, from and after the Effective Time and until the sixth (6th) anniversary of the date on which the Effective Time shall occur or, if longer, until all claims for indemnification in respect of any claims made prior to the end of such six (6) year period shall have been finally resolved, cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from and after the Effective Time and until the sixth (6th) anniversary of the date on which the Effective Time shall occur or, if longer, until all claims for indemnification in respect of any claims made prior to the end of such six (6) year period shall have been finally resolved, Parent shall, and shall cause the Company and the Surviving Corporation to, advance any expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 5.9 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.9) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) At the Company’s election, (i) the Company shall obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to the directors’ and officers’ liability insurance in amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that does not exceed 250% of the annual premium currently paid by the Company for D&O Insurance (as defined below); or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance” ) that is no less favorable, taken as a whole, than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an aggregate amount for the D&O Insurance during such six (6) year period in excess of 250% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.9.

(e) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is made against any Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.9 shall continue in effect until the final disposition of such Action.

SECTION 5.10 Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent.

SECTION 5.11 Fees and Expenses.  Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the

Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

SECTION 5.12 Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

SECTION 5.13 Employee Matters.  Parent shall, for a period of six (6) months immediately following the Closing Date, cause the Surviving Corporation and its Subsidiaries to provide employees of the Company and its Subsidiaries (the “Company Employees” ) during their employment with (x) the same level of base salary as in effect on the Closing Date and (y) employee benefit plans, programs, contracts and arrangements, other than equity-based plans, that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements provided by the Company and its subsidiaries to Company Employees prior to the Closing Date.  Parent or one of its Affiliates shall recognize the service of Company Employees with the Company prior to the Closing Date as service with Parent and its affiliates in connection with any tax-qualified pension plan, 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its Affiliates which is made available following the Closing Date by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals other than in the case of severance pay and vacation entitlement), except to the extent such credit would result in a duplication of benefits or is prohibited under Law.  Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its affiliates to the same extent as under any similar type of welfare benefit plan applicable to Company Employees prior to the Closing Date, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its subsidiaries during the portion of the relevant plan year including the Closing Date.  The provisions of this Section 5.13 are solely for the benefit of the Parties, and no other Person, including any current or former employee of the Company or any of its Subsidiaries or any of their dependents or beneficiaries shall be regarded as a third party beneficiary of this Section 5.13.  No provision of this Agreement shall be construed as amending any Company Plan or as limiting the ability of the Company, Parent or any Affiliate of either to terminate the employment of any Company Employee or the service of any Independent Contractor or to amend or terminate any Company Plan.

ARTICLE VI

Conditions Precedent

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained;

(b) Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired and the receipt of the approvals and consents have been obtained for merger control filings required under the Foreign Antitrust Laws (including, without limitation, the Canada Transportation Act Condition and the Competition Act Condition); and

(c) No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints” ) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 6.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in (i) Sections 3.3(a), 3.3(b), 3.3(d), 3.5(b), 3.5(f), 3.6(b), 3.18, 3.19 and 3.20 shall be true and correct on and as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, with respect to Section 3.18, at and as of the specific date given), (ii) Section 3.2(a) shall be true and correct in all but de minimis respects on and as of the date of this Agreement and as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and (iii)  this Agreement, other than those Sections specifically identified in subclause (i) or (ii) of this paragraph, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct on and as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct, individually or in the aggregate, would not constitute a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect;

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect;

(c) Director Resignations.  Parent shall have received written resignation letters from each of the members of the respective board of directors of the Company and its Subsidiaries, effective as of the Effective Time; and

(d) Appraisal Rights.  There shall be no more than 15% Dissenting Shares.

SECTION 6.3 Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all material respects, in each case on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions.  The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect; and

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

SECTION 6.4 Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII

Termination

SECTION 7.1 Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before May 31, 2011 (the “Walk-Away Date” ); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, nonappealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent,

(i) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) cannot be cured by the Company by the earlier of (x) twenty (20) calendar days following receipt of written notice from Parent of such breach or failure or (y) the Walk-Away Date; or

(ii) if: (A) the board of directors of the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (B) at any time prior to the Company Stockholder Approval, the board of directors of the Company shall have failed to recommend against any Takeover Proposal, or failed to reaffirm the Company Board Recommendation, in each case, within five (5) business days after (x) the public announcement of any Takeover Proposal and (y) the receipt of a written request to do so from Parent; (C) the Company enters into a Company Acquisition Agreement; (D) the Company shall have failed to call the Company Stockholders Meeting in accordance with Section 5.1(b) or shall have failed to prepare and mail the Proxy Statement in accordance with Section 5.1(a) and either such breach shall remain uncured for ten (10) business days after the Company’s receipt of written notice thereof from Parent; or (E) the Company or the board of directors of the Company shall have publicly announced its intention to do any of the foregoing; or

(d) by the Company:

(i) if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) cannot be cured by Parent by the earlier of (x) twenty (20) calendar days following receipt of written notice from the Company of such breach or failure or (y) the Walk-Away Date; or

(ii) prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal, if, (A) the Company has (without giving effect to any materiality qualifiers set forth in Section 5.3) complied in all material respects with the requirements of Section 5.3 and (B) prior to or concurrently with such termination, the Company pays the fee due under Section 7.3 (as contemplated by clause (y) of Section 7.3(a)).

SECTION 7.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.2 and 7.3 and Article VIII and the Confidentiality Agreement in accordance with their respective terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company, except (a) the Company may have liability as provided in Section 7.3, and (b) such termination shall not relieve any party from liability for any willful and material breach of this Agreement. For purposes of this Agreement, “willful and material breach”  shall mean a material breach that is a consequence of an act or failure to act by the breaching party with the knowledge that such act or failure to act would, or would be reasonably expected to, cause a material breach of this Agreement.

SECTION 7.3 Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made, proposed or communicated, after the date of this Agreement and not withdrawn prior to the Company Stockholders Meeting or prior to the termination of this Agreement if there has been no Company Stockholders Meeting, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) the Company enters into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal is consummated, in either case within one (1) year after the date this Agreement; provided that for purposes of clause (C) of this Section 7.3(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii);

then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay as directed by Parent the Termination Fee (as defined below), by wire transfer of immediately available funds (x) in the case of Section 7.3(a)(iii), within two (2) business days after such termination, (y) prior to or currently with such termination if pursuant to Section 7.1(d)(ii), or (z) in the case of Section 7.3(a)(i), two (2) business days after the earlier of the entry into a Company Acquisition Agreement or the consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  As used herein, “Termination Fee”  shall mean a cash amount equal to $7,729,106.

(b) Each of the parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent  commences a suit which results in a judgment against the Company for the payment set forth in this Section 7.3, the Company shall pay Parent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

Miscellaneous

SECTION 8.1 No Survival of Representations and Warranties.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.9, 5.11, and 5.13 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely.  The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 8.2 Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective boards of directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3 Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5 Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Company Disclosure Schedule together with the other instruments referred to herein including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) if the Effective Time occurs, (A) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time and (B) the right of the holders of Options to receive the Option Consideration on the Closing Date; and (ii) the provisions of Section 5.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.  Notwithstanding the foregoing, Parent and Merger Sub hereby expressly acknowledge and agree that, prior to the Effective Time, the Company’s measure of damages for a willful and material breach of this Agreement by Parent or Merger Sub may include the loss of the economic benefits of the Transactions to the Company’s stockholders and holders of Options, whether or not this Agreement has been validly terminated pursuant to Article VII.

SECTION 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto, on behalf of itself and its respective Affiliates, (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or the other courts of the State of Delaware, in each case in connection with any dispute arising out of, in connection with, in respect of, or in any way relating to (A) the negotiation, execution and performance of this Agreement and the Transactions, (B) the interpretation and enforcement of the provisions of this Agreement and any agreements entered into in connection herewith, or (C) any actions of or omissions of any party in any way connected with, related to or giving rise to any of the foregoing matters (clauses (A)-(C) collectively, the “Covered Matters”), (ii) hereby waives, and agrees not to assert as a defense in any Action with regard to or involving a Covered Matter that such Action may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any agreement entered into in connection herewith may not be enforced in any such court, (iii) irrevocably agree that all claims with respect to any such Action shall be heard and determined exclusively by such courts, (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (v) consents to and grants to any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the mailing of process or other papers in connection with such Action in the manner specified in Section 8.9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof and (vi) agrees that it will not bring any Action relating to any Covered Matter in any court other than any such court.  Each of the parties, on behalf of itself and each of its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the Transactions in Delaware Court of Chancery or other courts of the

State of Delaware, as applicable pursuant to clause (i) above, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE COVERED MATTERS.

SECTION 8.8 Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Company, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or the other courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party or parties, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party or parties under this Agreement.

SECTION 8.9 Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

TransForce Inc.
8801 Trans-Canada Highway, Suite 500
Saint-Laurent (Quebec) H4S 1Z6
Canada

Attention: President and Chief Executive Officer
Facsimile: 514-337-4200

with copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178

Attention: Jonathan D. Morris and R. Alec Dawson
Facsimile: (212) 309-6001

and

Heenan Blaikie LLP
1250 René-Lévesque Blvd. West
Suite 2500
Montreal, Quebec H3B 4Y1 Attention: Neil Wiener Facsimile (514) 921-1208

If to the Company, to:

Dynamex Inc.
5429 LBJ Freeway, Suite 1000
Dallas, TX 75240 Attention: Ray E. Schmitz Facsimile: (214) 560-9349

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201 Attention: R. Scott Cohen, Esq. Jeffrey B. Hitt, Esq. Facsimile: (214) 746-7777

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.10 Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day”  shall mean any day of the year, other than a Saturday or Sunday, on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Canada Transportation Act” means the Canada Transportation Act, 1996, c.10 and regulations thereto, as amended.

“Canada Transportation Act Condition” means that notice has been received from the Canadian Minister of Transport that the transaction contemplated in and by this Agreement does not raise issues with respect to the public interest as it relates to national transportation.

“Company Board Recommendation” shall mean the recommendation of the board of directors of the Company to its stockholders that the Company Stockholder Approval be given.

“Company Plan” shall mean (i) each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any other employee benefit plan, policy or agreement, including without limitation, any stock option, stock purchase, stock award, stock appreciation, phantom stock, deferred compensation, pension, retirement, savings, profit sharing, incentive bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers’ compensation, unemployment, severance, employee loan (other than any 401(k) plan loan), retention, change in control or education assistance plan, policy or agreement, and (iii) any employment or consulting agreement, in each case, which is sponsored or maintained by the Company or any of its

Subsidiaries, or to which the Company or any of its Subsidiaries contributes or is required to contribute, on behalf of current or former employees, Independent Contractors or directors of the Company or its Subsidiaries or their beneficiaries or dependents, other than any governmental plan or program.

“Company Stock Plans” shall mean the Amended and Restated 1996 Stock Option Plan and the 2008 Equity Compensation Plan.

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34 and regulations thereto, as amended.

“Competition Act Condition” means that either: (i) an advance ruling certificate (an “ARC”) pursuant to Section 102 of the Competition Act has been issued by the Commissioner in respect of the transaction contemplated in and by this Agreement; or (ii) a “no action letter” in respect of the transaction contemplated in and by this Agreement has been received from the Commissioner indicating that the Commissioner has determined that she does not at that time intend to make an application for an order under Section 92 of the Competition Act in respect of the transaction contemplated in and by this Agreement; or (iii) in the event that neither an ARC nor a “no action letter” is issued or received, the relevant waiting period under Section 123 of the Competition Act shall have expired and there shall be no threatened or actual application by the Commissioner for an order under Sections 92 or 100 of the Competition Act.

“Environmental Laws” shall mean: Laws relating to pollution, protection of the environment or human health or safety as related to environmental matters, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Substances into the environment or otherwise relating to the processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Filed Company SEC Documents” shall mean:  (i) the Company’s annual report on Form 10-K for the year ended July 31, 2010, as filed with the SEC on September 22, 2010, (ii) the Company’s quarterly report on Form 10-Q for the quarter ended October 31, 2009, as filed with the SEC on December 10, 2009; (iii) the Company’s quarterly report on Form 10-Q for the quarter ended January 31, 2010, as filed with the SEC on March 5, 2010; and (iv) the Company’s quarterly report on Form 10-Q for the quarter ended April 30, 2010, as filed with the SEC on June 4, 2010.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state, provincial or local, municipal, domestic, foreign or multinational or any arbitral authority.

“Hazardous Substance” shall mean: (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); or (ii) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any applicable Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any applicable Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IC Entities” shall mean an entity that has a contractual relationship with the Company or any of its Affiliates whereby such entity provides certain services for the Company or its Affiliates as an independent contractor.

“Indebtedness” shall mean:  (i) all of the indebtedness for borrowed money of the Company or any of its Subsidiaries; (ii) all obligations of the Company or any of its Subsidiaries evidenced by notes, bonds, debentures or similar instruments; (iii) all obligations of the Company or any of its Subsidiaries for the deferred purchase price of property or services; (iv) all obligations of the Company or any of its Subsidiaries under capitalized leases with respect to which any of them are liable as an obligor; (v) all indebtedness of the Company or any of its Subsidiaries created or arising under any conditional sale or other title retention agreement; (vi) all outstanding obligations of the Company or any of its Subsidiaries under acceptance, letter of credit or similar facilities or surety bonds; (vii) all indebtedness of the type described in clauses (i) through (vi) above guaranteed, directly or indirectly, in any manner by the Company or any of its Subsidiaries, including interest and penalties thereon; (viii) any indebtedness of the type described in clauses (i) through (vii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by the Company or any of its Subsidiaries.

“Independent Contractor” shall mean an independent contractor, dependent contractor or consultant who is a natural person.

“Knowledge” of the Company shall mean, with respect to any matter in question, the knowledge after reasonable inquiry of the Persons set forth in Section 8.11 of the Company Disclosure Schedule.

“Liens” shall mean all liens, pledges, security interests and other encumbrances.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Revolver” shall mean the revolving credit facility pursuant to that certain Credit Agreement, dated as of March 2, 2004, by and among the Company, as borrower, and certain of its Subsidiaries, as guarantors, and Bank of America, N.A., as administrative agent and a lender, as amended through the date of this Agreement and with respect to which Parent has prior to the date of this Agreement been provided with copies thereof.

“SEC” shall mean the Securities and Exchange Commission.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Taxes” shall mean (i) all federal, state, provincial, local, municipal or foreign taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i).

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

The following terms are defined on the page of this Agreement set forth after such term below:

Acceptable Confidentiality Agreement	35	Affiliate	54
Action	16	Agreement	1
		Antitrust Laws	39

ARC	55	DashNow Merger Sub	1
Balance Sheet Date	15	DashNow Parent	1
Bankruptcy and Equity Exception	11	DGCL	2
business day	54	Dissenting Shares	6
Canada Transportation Act	54	Dissenting Stockholders	6
Canada Transportation Act Condition	54	Effective Time	2
		Environmental Laws	55
Certificate	4	ERISA	54
Certificate of Merger	2	ERISA	18
Closing	2	Exchange Act	13
Closing Date	2	Fairness Opinion	26
Code	6	Filed Company SEC Documents	55
Company	1	Foreign Antitrust Laws	13
Company Acquisition Agreement	37	GAAP	55
Company Adverse Recommendation Change	37	Governmental Authority	55
		Hazardous Substance	56
Company Board Recommendation	54	HSR Act	56
Company Charter Documents	9	IC Entities	56
Company Common Stock	3	Indebtedness	56
Company Contracts	24	Indemnitee	42
Company Disclosure Schedule	8	Indemnitees	42
Company Employees	44	Independent Contractor	56
Company Intellectual Property	21	Individual Agreements	18
Company Material Adverse Effect	8	Intellectual Property Rights	21
Company Material Contract	24	IRS	17
Company Owned Intellectual Property	21	Knowledge	56
		Laws	16
Company Owned Software	21	Liens	56
Company Pension Plan	19	Marks	21
Company Performance Unit	7	Merger	1
Company Plan	18, 54	Merger Consideration	4
Company Preferred Stock	10	Merger Sub	1
Company Registered Intellectual Property	21	Non-U.S. Company Plans	18
		Option	7
Company Restricted Stock	7	Option Consideration	7
Company SEC Documents	13	Parent	1
Company Stock Plans	55	Patents	21
Company Stockholder Approval	13	Paying Agent	4
Company Stockholders Meeting	32	Permits	16
Competition Act	55	Person	57
Competition Act Condition	55	Prior Merger Agreement	1
Contract	12	Proxy Statement	13
Copyrights	21	Real Property Leases	25
Covered Matters	51	Representatives	35
D&O Insurance	43	Restraints	45

Revolver	57	Tax Returns	57
SEC	57	Taxes	57
Securities Act	9	Termination Fee	49
Software	21	Trade Secrets	21
Subsidiary	57	Transactions	57
Subsidiary Documents	9	U.S. Company Plans	18
Superior Proposal	38	Walk-Away Date	47
Surviving Corporation	2	willful and material breach	48
Takeover Proposal	38

SECTION 8.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context otherwise requires, the word “or” is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 8.13 Non-Recourse.  Each party hereto covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, an Action arising under or in connection with, this Agreement or the transactions contemplated hereby, except against the other parties hereto.  Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective Affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or of or for any Action based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

TRANSFORCE INC.

By:	/s/ Alain Bédard
	Name:	Alain Bédard
	Title:	Chairman, President and Chief Executive Officer

TRANSFORCE ACQUISITION CORP.

By:	/s/ Alain Bédard
	Name:	Alain Bédard
	Title:	Chairman, President and Chief Executive Officer

DYNAMEX INC.

By:	/s/ James L. Welch
	Name:	James L. Welch
	Title:	President and Chief Executive Officer

[Agreement and Plan of Merger]